Terms of New or Amended Securities

At the December 13, 2005 meeting, the Board of Directors approved the establishment of ING 130/30 LargeCap Equity Fund (now known as ING 130/30 Fundamental Research Fund) and approved filing with the U.S. Securities and Exchange Commission a post-effective amendment to the Registrant's registration statement registering shares of that Fund. At the March 30, 2006 Board meeting, the Board approved the standard agreements, plans and procedures relevant to the establishment of the Fund.